Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SRX HEALTH SOLUTIONS, INC.

SRx Health Solutions, Inc., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

1. The name of the Company is SRx Health Solutions, Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 4, 2019, and has been amended by those certain Certificates of Amendment of Certificate of Incorporation, filed on February 5, 2019; March 14, 2019; April 22, 2019; July 31, 2020; June 28, 2021; March 20, 2024; and April 24, 2025 (as amended, the “Original Certificate of Incorporation”).

2. The amendment to the Original Certificate of Incorporation of the Company herein certified was duly adopted by the Board of Directors of the Company (the “Board”) and the stockholders of the Company in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware, as amended from time to time.

3. Article IV of the Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock of which the Company is authorized to issue consists of 5,000,000,000 shares of common stock, par value of $0.001 per share (“Common Stock”), and 4,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock.)”

4. Except as herein amended, the Original Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, said Company has caused this certificate to be signed this 19th day of November, 2025.

SRX HEALTH SOLUTIONS, INC.

By:	/s/ Kent Cunningham
Name:	Kent Cunningham
Title:	Chief Executive Officer